Exhibit 99.1
New Oriental Energy & Chemical Corporation Reports
Record First Quarter Results

•	First Quarter Revenues Increased 60% to $14.7 million
•	Alternative Fuel Revenue Increased 63% to $4.5 million
•	Annual DME production capacity to double with completion of plant expansion in September

New York, NY - (MARKET WIRE) --August 13, 2007 -- New Oriental Energy & Chemical Corp. (NOEC; NASDAQ), a specialty chemical and emerging alternative fuel manufacturer in The People’s Republic of China (PRC), today announced first quarter fiscal 2008 results for the period ending June, 30 2007.

Financial Results

The Company reported record revenues of $14.7 million compared to $9.2 million in the year ago period, representing an increase of 59.9 percent. Revenue growth primarily resulted from increased sales of both Urea and Dimethyl Ether (DME) driven by strong market demand and increased production capacity. Alternative energy sales, which include DME and Methanol, increased 63.1 percent to $4.5 million and comprised 30.4 percent of total revenue as compared to 29.9 percent last year. Sales of DME were $4.4 million and increased 195.8 percent compared to last year with Methanol sales declining on a comparable basis as the Company utilized its Methanol production as feedstock for DME production rather than conducting sales in the open market. Revenues from the Company’s core fertilizer and chemical business increased 58.6 percent to $10.2 million with Urea sales increasing 64.0 percent to $9.2 million, which was augmented by sales of existing inventory to meet demand for the summer growing season.

“We posted a record first quarter and benefited from growth in both our core Urea business and sales of emerging alternative fuels,” stated Mr. Chen Si Qiang, New Oriental Energy & Chemical Corporation’s Chief Executive Officer. “During the quarter we sold over 10,000 tons of DME and over 41,000 tons of Urea, both quarterly records as demand remained strong for our products. DME is commonly being substituted for Liquid Petroleum Gas (LPG) due to its lower cost and comparable efficiency; and Urea sales benefited from increased domestic consumption as farmers work to increase production from shrinking available arable land across China. We believe these trends will remain favorable as we continue to increase our marketing and sales efforts to fully utilize our pending increase in capacity.”

Product Revenue Comparison:
(all numbers in thousands, revenues shown in USD)

	1QFY08	Tons Sold	1QFY07	Tons Sold	% Change
Urea	$9,217	42.7	$5,619	25	64.0%
Other	1,027	9.4	839	14	22.5%
DME	4,425	10.3	1,496	3	195.8%
Methanol	58	0.2	1,254	5	-95.4%
Total Revenue	$14,727.00		$9,208.00		59.9%

Cost of goods sold for the first quarter fiscal 2008 increased 60.7 percent as the Company experienced higher raw material costs, specifically coal, in addition to increased electricity costs while gross profit increased 56.6 percent to $2.6 million driven by the overall increase in sales levels. Gross margins declined slightly from 18.1 percent last year to 17.7 percent in the first quarter fiscal 2008. During the quarter the Company benefited from an over 2.0 percent increase in gross margins from the core specialty fertilizer business to 19.4 percent as a result of production enhancements and efficiencies most notably the first full quarter of contribution from the Company’s “coal stick” production line offset by a 5.3 percent decrease in the market price of DME and 0.5 percent increase in coal costs as compared to last year. Additionally, during the quarter the Company had to purchase approximately 3,500 tons of outside Methanol to meet DME demand which increased the Company’s cost of goods sold by approximately 5.0 percent. As a result alternative energy gross margins in the first quarter were 13.9 percent as compared to 20.0 percent last year.

“While fluctuations in market prices for our products, specifically DME and Methanol, in addition to the price of coal, may create some variability in our margin profile on a quarterly basis, we believe that flexibility in our manufacturing process, in addition to our new “coal stick” initiative will enable us to show improvements in gross margins for fiscal 2008 as compared to fiscal 2007 on an annual basis. Further, during the first quarter we aggressively priced our DME product in the market to stimulate sales to facilitate customer conversions from LPG to DME. We expect this to moderate over time as DME demand increases and customers look towards DME as an attractive alternative to replace future LPG consumption” stated Mr. Chen Si Qiang.

Operating expenses for the first quarter of fiscal 2008 increased by 101.2 percent to $0.9 million and were impacted by higher overall expenses related to increased revenue levels, increased marketing activities surrounding the Company’s pending DME production expansion and overall higher expenses related to being a public company. Operating income increased 39.9 percent to $1.7 million with operating margins for the period declining 1.6 percent to 11.5 percent.

Net income for the quarter increased 38.5 percent to $1.0 million with earnings per weighted average fully diluted share of $0.08 as compared to $0.7 million and $0.10 per share respectively last year. The Company utilized 12.6 million weighted average diluted shares outstanding for the first fiscal quarter this year as compared to 7.5 million last year. It is important to note that because the Company did not go public until October 2006, only a portion of the fully diluted shares outstanding were used in last year’s calculation. As of June, 30 2007 the Company had 12.6 million fully diluted shares outstanding.

Balance Sheet Highlights

The Company ended the first quarter of fiscal 2008 with $9.4 million in cash and restricted cash as compared to $8.1 million at the end of fiscal 2007. Cash flow from operations was a negative $0.7 million as positive net income was offset primarily by a $4.0 million reduction in customer deposits. Inventories declined by 36.1 percent to $2.4 million as the Company sold Urea in inventory to meet rising demand during the seasonally stronger growing period. The Company had a total of $11.6 million in short term debt and notes payable as compared to $7.9 million at the end of fiscal 2007. Capital expenditures were approximately $2.0 million and were related to the Company’s pending 100,000 tons of DME production expansion which is expected to begin large scale production in September.

Financial Guidance

Management anticipates revenues of approximately $16.0 million for its second fiscal quarter, which represents approximately 10 percent sequential growth and 95 percent growth as compared to the second quarter of last year.

“We are actively soliciting orders from customers in advance of the pending completion of our DME production facility expansion and believe we will be able to quickly utilize our new capacity to exponentially increase revenue. At the end of 2006 it was estimated that in total there was only 300,000 tons of DME production capacity throughout China. Recently industry experts have estimated that growth in demand for DME in China alone would increase at a 66 percent CAGR over the next nine years to 28.9 million tons of demand annually. Supporting this trend is the fact that China is a net importer of LPG and purchases approximately 27 percent of its total current consumption from International sources while consuming approximately 24 million tons in 2007 equating to $16 billion in total sales. With our first mover advantage, 150,000 tons of available DME capacity, limited competition and superior product offering in comparison to LPG, we are well positioned to capitalize on this large market opportunity as consumers look to purchase DME rather than LPG. Based on these trends we anticipate that we will continue to post meaningful revenue and net income growth throughout the balance of this year,” concluded Mr. Chen Si Qiang.

Teleconference Information:

The Company will conduct a conference call to discuss these results at 4:30 p.m. ET on August 13, 2007. Interested participants should call 866-225-8729 when calling within the United States or 480-629-9564 when calling internationally. There will be a playback available August 20 and to access please call when calling within the United States or +303-590-3030 when calling internationally. Please use pass code 3768718 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00004349 at ViaVid's website at http://www.viavid.net through September 13.

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp. is an emerging alternative fuel and specialty chemical manufacturer based in Henan Province, China. The Company is focused on the production of Dimethyl ether (DME), Methanol and fertilizer products. The Company sells its products primarily through a network of distribution partners.

Safe Harbor Statement:

This earnings release contains forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, new product development, shipment timelines, market acceptance of DME and new products, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Company Contact:

New Oriental Energy & Chemical Corp.
Mr. Wang Gui Quan, President
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 376-2169211

Investors Contact:

Matthew Hayden
HC International, Inc.
matt@haydenir.com
Ph: (858) 704-5065

Mark Miller
East West Network Group
mmeastwest@hotmail.com
Ph: (770) 436-7429

For the three months ended June 30
	2007	2006
	Amount	Amount
	US $	US $
Revenues	14,727,290	9,208,377
Cost of Goods Sold	-12,118,023	-7,542,175
Gross Profit	2,609,267	1,666,202

Research and development	-51,662	-198
Selling and distribution	-435,049	-236,497
General & administrative	-428,226	-218,118

Income from operations	1,694,330	1,211,389
Interest expense, net	-99,834	-67,402
Other, net	10,456	-19,681
Income before tax	1,604,952	1,124,306
Income tax	-583,815	-380,573
Income from continuing operation	1,021,137	743,733
Income from discontinued operation	1,761	-5,080
Net income (loss)	1,022,898	738,653
Weighted Average Shares Outstanding, Basic and Diluted	12,640,000	7,500,000
Net Income per share, Basic and Diluted	0.08	0.10

ASSETS
	June 30,	March 31,
	2007	2007
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$3,281,435	$2,616,149
Restricted cash	6,119,099	5,430,426
Notes receivable	1,339,374	1,395,858
Inventories	2,418,344	3,786,130
Prepayments for goods	981,775	383,639
Taxes receivable	-	155,863
Due from employees	72,800	113,275
Other assets	287,176	204,508
Current assets of the discontinued operation	55,356	47,084
Total current assets	14,555,359	14,132,932

Plant and equipment, net	13,436,640	11,571,652
Land use rights, net	1,521,297	1,510,695
Construction in progress	4,374,297	5,208,277
Deposits	1,046,049	267,757
Deferred taxes	287,734	646,331
Other long-term assets	40,194	39,745
Other assets of the discontinued operation	125,398	125,875

TOTAL ASSETS	$35,386,968	$33,503,264

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$2,935,905	$2,259,834
Other payables and accrued liabilities	509,423	409,025
Short term debt	11,030,136	7,356,933
Notes payable - current portion	581,708	572,781
Customer deposits	1,297,768	5,385,425
Payable to contractors	86,606	96,861
Due to related parties	4,259,603	4,041,583
Taxes payable	476,093	25,063
Current liabilities of the discontinued operation	12,759	12,711
Total current liabilities	21,190,001	20,160,216

LONG-TERM LIABILITIES
Deferred taxes	1,217,916	1,619,110
Due to employees	119,171	115,816
Total long-term liabilities	1,337,087	1,734,926

TOTAL LIABILITIES	22,527,088	21,895,142

SHAREHOLDERS’ EQUITY
Common stock, par value $0.001 per share; 30,000,000 shares authorized, 12,640,000 shares issued and outstanding as of June 30, 2007 and March 31, 2007	12,640	12,640
Additional paid-in capital	4,573,205	4,573,205
Retained earnings (restricted portion was $440,182 and $440,182 as of June 30, 2007 and March 31, 2007, respectively)	7,586,456	6,563,558
Accumulated other comprehensive income	687,579	458,719

Total Shareholders’ Equity	12,859,880	11,608,122

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$35,386,968	$33,503,264